Exhibit 99.1

Modem Media Reports Strong Profits for the Third Quarter 2003

October 30, 2003 4:33:00 PM ET

Modem Media, Inc. MMPT, a leading interactive marketing firm, today announced its operating results for the third quarter and nine months ended September 30, 2003.

“The results for this quarter were in line with our expectations and our anticipated performance in the second half remains relatively unchanged,” said Marc Particelli, President and CEO of Modem Media. “While we are cautiously optimistic and expect modest growth next year, we plan to support that growth by investing some of our profits in people and related activities.”

Third Quarter Results

Revenue for the third quarter of 2003 totaled $14.6 million compared with $15.5 million for the second quarter of 2003 and $17.8 million for the third quarter of 2002.

Operating income for the third quarter of 2003 totaled $3.6 million compared with $2.8 million for the second quarter of 2003 and $2.9 million for the third quarter of 2002. As a result of the sub-lease disposition of excess office space in the Company’s San Francisco office, the third quarter 2003 results included $1.1 million of income from the reversal of previously recorded restructuring charges.

Net income was $2.1 million, or $0.08 per diluted share, for the third quarter of 2003 compared with $1.7 million, or $0.06 per diluted share, for the second quarter of 2003 and $1.7 million, or $0.07 per diluted share, for the third quarter of 2002. The restructuring reversal mentioned above added $0.7 million, or $0.02 per diluted share, to net income this quarter.

Nine Month Results

Revenue for the nine months ended September 30, 2003 totaled $44.6 million compared with $55.2 million for the nine months ended September 30, 2002.

Operating income/(loss) for the nine months ended September 30, 2003 totaled $7.3 million compared with a $(1.7) million loss for the nine months ended September 30, 2002. As a result of the sub-lease of excess office space in the Company’s San Francisco office, the year-to-date 2003 results included $1.1 million of income from the reversal of previously recorded restructuring charges. Restructuring and other charges, net, consisting of facilities charges, severance costs and other related costs totaled $(7.9) million for the nine months ended September 30, 2002.

Net income/(loss) was $4.3 million, or $0.16 per diluted share, for the nine months ended September 30, 2003 compared with a $(2.3) million, or $(0.09) per diluted share, loss for the nine months ended September 30, 2002. The restructuring reversal mentioned above added $0.7 million to net income for the nine months ended September 30, 2003. The after-tax impact of restructuring and other charges, net, was $(5.3) million for the nine months ended September 30, 2002.

Cash and cash equivalents were $53.3 million at September 30, 2003, an increase of $3.0 million compared to $50.3 million at June 30, 2003, principally due to cash provided by operations. The balance as of December 31, 2002 was $49.3 million.

“We were pleased to have completed the sub-lease for half of our remaining San Francisco excess space,” said Frank Connolly, Modem Media’s Chief Financial Officer. “Our full year revenue is expected to be from $59 million to $61 million. We anticipate earnings per share, on a diluted basis, of $0.19 to $0.21 for 2003, which includes $0.02 per diluted share from the restructuring reversal related to the sub-lease of our San Francisco excess space.”

In conjunction with the earnings release, Marc Particelli, President and CEO, and Frank Connolly, CFO, will host a conference call at 5:00 p.m. eastern time today, October 30, 2003, which will be simulcast on Modem Media’s web site, www.modemmedia.com. By accessing Modem Media’s web site, users can listen to the live call, or replay it following the completion of the call.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Motors, Michelin, IBM, Sprint, Kraft, Eastman Kodak and Philips Electronics. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and Sao Paulo.

This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected revenue, expected earnings per share, expected net income, expected earnings results, profitability, future growth and future client demand, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company’s services, spending levels of the Company’s clients and prospects, the loss of a major client, pricing pressure for the Company’s services, the impact of the continued economic downturn, the cost to defend or settle certain litigations to which the Company is a party, the ability to sublet excess space, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from the Company’s clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
				(Restated)
Revenues	$14,630	$17,811	$44,575	$55,153
Cost of revenues	7,221	9,075	21,826	28,198

Gross profit	7,409	8,736	22,749	26,955

Operating expenses:
Selling, general and administrative	4,338	4,771	14,099	17,097
Restructuring and other charges (credits), net	(1,111)	—	(1,111)	7,942
Depreciation and amortization	612	1,078	2,413	3,592

Total operating expenses	3,839	5,849	15,401	28,631

Operating income (loss)	3,570	2,887	7,348	(1,676)
Gain on sale of CentrPort stock	—	—	—	2,317
Interest income	129	186	420	565
Other income (expense), net	(171)	180	(513)	(71)
Income from continuing operations before income taxes	3,528	3,253	7,255	1,135
Provision for income taxes	1,466	1,143	2,923	611

Income from continuing operations	2,062	2,110	4,332	524

Discontinued operations:
Operating loss	—	(224)	—	(4,762)
Provision (benefit) for income taxes	—	140	—	(5,375)

Income (loss) from discontinued operations	—	(364)	—	613

Income before cumulative effect of accounting change	2,062	1,746	4,332	1,137
Cumulative effect of accounting change	—	—	—	(3,391)

Net income (loss)	$2,062	$1,746	$4,332	$(2,254)

Diluted per share data:
Income from continuing operations	$0.08	$0.08	$0.16	$0.02
Income (loss) from discontinued operations	—	(0.01)	—	0.02

Income before cumulative effect of accounting change	0.08	0.07	0.16	0.04
Cumulative effect of accounting change	—	—	—	(0.13)

Net income (loss)	$0.08	$0.07	$0.16	$(0.09)

Weighted-average number of common shares outstanding:
Basic	26,044	25,964	25,990	25,930

Diluted	26,667	26,105	26,330	26,164

MODEM MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$53,275	$49,312
Other current assets	15,570	17,425
Non-current assets	67,502	73,060

Total assets	$136,347	$139,797

Total liabilities	$37,789	$46,383
Total stockholders’ equity	98,558	93,414

Total liabilities and stockholders’ equity	$136,347	$139,797

Contact Information: Modem Media, Norwalk Investors:

Frank Connolly, 203-299-7157 fconnolly@modemmedia.com

or Press & Media:

Regina Milano, 203-299-7333

rmilano@modemmedia.com